News Release

Tegal Corporation  2201 S. McDowell Blvd., Petaluma, CA 94954 [T] (707) 763-5600 [F] (707) 765-9311  www.tegal.com

TEGAL ANNOUNCES NEW CHAIRMAN OF THE BOARD

San Jose, Calif., October 31, 2006 — Tegal Corporation (Nasdaq: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced the appointment of Thomas R. Mika to its Board of Directors and to the position of Chairman of the Board, effective immediately. The Company also announced that Ralph Martin and Brad Mattson resigned from their positions as members of the Board of Directors during a regularly scheduled meeting held yesterday. Duane Wadsworth will assume the position of “Lead Independent Director” at Tegal.

Mr. Mika has served as President and Chief Executive of Tegal since March 2005. He has more than 25 years of senior management, finance and consulting experience. Prior to his appointment as President and Chief Executive, Mr. Mika served as Executive Vice President & Chief Financial Officer of Tegal. Mr Mika has previously served on Tegal’s Board of Directors from 1992 until his appointment as Executive Vice President & Chief Financial Officer in August 2002.

“We are pleased to welcome Tom Mika to the Board of Directors and to the Chairman position,” said Duane Wadsworth, Lead Independent Director at Tegal. “Tom’s contributions to Tegal over the years have been exemplarily and we look forward to his leadership under this expanded role. We also want to thank Ralph Martin and Brad Mattson for their contributions to Tegal and wish them well in their future endeavors. Tegal remains focused on achieving its growth objectives and returning to strong financial performance.”

Safe Harbor Statement
Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal
Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

For more information about Tegal Corporation, visit: www.tegal.com

Company Contact:
Tegal Corporation
Christine T. Hergenrother
Vice President & Chief Financial Officer
(707) 763-5600
info@tegal.com

Agency Contact:
The Blue Shirt Group
Rakesh Mehta, 415/217-7722
Chris Danne, 415/217-7722

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